Exhibit 10.1

March 11, 2014

Dr. Kase L. Lawal
Chief Executive Officer
CAMAC Energy Inc.

SUBJECT: CEO COMPENSATION

Dear Kase,

On behalf of the Board of Directors (the “Board”) of CAMAC Energy Inc., I am pleased to inform you that in recognition of your dedication and continual effort to stabilize and grow the company since you assumed office of Chief Executive Officer in April 2011, the Compensation Committee has recommended and the Board has unanimously resolved to provide you the following compensation:

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Based Salary. Effective from March 1, 2014, during the term of your service with the Company as Chief Executive Officer, you will receive a base salary of US$400,000 per annum, paid in arrears and in equal installments in accordance with the customary payroll practices of the company.

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Annual Bonus. Commencing with calendar year 2014 (payable in 2015), you will be eligible for a discretionary cash performance bonus targeted at US$400,000 per annum, based upon individual and Company performance.

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Long Term Incentive. You will also be eligible for consideration for annual grants of restricted stock and options under the Company’s 2009 Equity Incentive Plan targeted at US$800,000 per annum, at the discretion of the Board. The first such grant will be targeted for 2015 at the same time as such awards are made to other Company executives, in accordance with customary Company practices.

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Special Incentive. In appreciation of your service without compensation since April 2011, you will receive a grant of restricted stock (“Special Incentive”), valued at US$1.6 million, dated upon your acceptance of this letter, vesting in equal installments over two years in accordance with customary Company practices.

With respect to the Long Term Incentive and Special Incentive awards, in the event of retirement from your service as Chief Executive Officer or under circumstances approved by the Board, any unvested shares and options will continue to vest and be exercisable in accordance with the vesting schedule as provided at the time of grant, for as long as your service as a director continues.

Please accept the sincerest gratitude from the Board for your contributions to the Company.

Sincerely yours,

John Hofmeister
Chairman, Compensation Committee

Dr. Kase L. Lawal        Exhibit 10.1
March 11, 2014

ACCEPTED AND AGREED this 11th day
of March, 2014:

/s/ Dr. Kase Lukman Lawal
__________________________________
Kase L. Lawal